Exhibit 4.8(d)

Volume Submitter (Modified) Legislative Amendment Hardship/Loan/Rollover Law Changes

466998

This document was signed according to the records of the Principal Life Insurance Company. The "This Document Was Electronically Signed By" heading displays the name of the person that electronically signed the document along with the date the electronic signature was received.
Changes to your documents become effective the latter of the Effective Date or the Signed Date, unless an earlier date is required by law.

The electronic signature(s) received by the Principal Life Insurance Company (Principal Life) are in compliance with the electronic signature procedures established by Principal Life.

Jim Harbour
Defined Contribution Document Leader Principal Life Insurance Company

This Document was Electronically Signed By:
PAMELA MURRAY 12/21/2018 2:26 PM

AMENDMENT TO COMPLY WITH THE BIPARTISAN BUDGET ACT OF 2018

This amendment of the Plan is adopted to comply with the requirements of certain provisions of the Bipartisan Budget Act of 2018. This amendment is to be construed in accordance with such laws and any applicable regulations. This amendment shall continue to apply to the Plan, including the Plan as later amended, until such provisions are integrated into the Plan or the provisions of this amendment are specifically amended.

This amendment shall supersede any previous amendment and the provisions of the Plan to the extent those provisions are inconsistent with the provisions of this amendment.

Plan Name Independent Bank 401(k) Profit Sharing Plan

The Plan named above gives the undersigned the right to amend it at any time. According to that right, the Plan is amended as follows:

CHANGES TO FINANCIAL HARDSHIP WITHDRAWALS.

The provisions of this section of the amendment shall be effective January 1, 2019, in accordance with the Bipartisan Budget Act of 2018.

Subparagraph (b) in the WHEN BENEFITS START SECTION of Article V is amended by striking the subparagraph and substituting the following:

(b)
The Participant’s Vested Account resulting from Elective Deferral Contributions, Qualified Nonelective Contributions, Qualified Matching Contributions, QACA Matching Contributions, and QACA Nonelective Contributions may not be distributed earlier than Severance from Employment, death, or disability. However, such amount may be distributed upon:

(1)	Termination of the Plan as permitted in Article VIII.

(2)	The attainment of age 59 1/2 if such distribution is permitted in the WITHDRAWAL BENEFITS SECTION of this article.

(3)
The attainment of Normal Retirement Age, provided such age is at least age 59 1/2 and such distribution is permitted in the definition of Normal Retirement Date in the DEFINITIONS SECTION of Article I.

(4)	A federally declared disaster, where resulting legislation authorizes such a distribution.

(5)	Satisfying the requirements for a hardship withdrawal, if such distribution is permitted in the WITHDRAWAL BENEFITS SECTION of this article.

The Participant’s Vested Account resulting from Elective Deferral Contributions may also be distributed:

(6)	As a Qualified Reservist Distribution, if such distribution is permitted in the WITHDRAWAL BENEFITS SECTION of this article.

(7)	If the Participant is deemed to have had a severance from employment as described in Code Section 414(u)(12)(B)(i), if such distribution is permitted in the VESTED BENEFITS SECTION of this article.

The Option to allow financial hardship withdrawal in the WITHDRAWAL BENEFITS SECTION of Article V is amended by striking the first paragraph and substituting the following:

Financial Hardship Withdrawal. A Participant may withdraw any part of his Vested Account resulting from Elective Deferral Contributions in the event of hardship due to an immediate and heavy financial need.

For plans that allow the withdrawal of Contributions in addition to Elective Deferral Contributions in the event of a financial hardship, the list of additional contributions available for such withdrawal is amended to include the following:

Qualified Matching Contributions

Wage Rate Contributions that are designated as Qualified Nonelective Contributions QACA Matching Contributions
Qualified Nonelective Contributions QACA Nonelective Contributions
The paragraph regarding the list of immediate and heavy financial needs used for purposes of hardship withdrawals in the WITHDRAWAL BENEFITS SECTION of Article V is amended by striking that paragraph (other than the Option to allow withdrawal for primary beneficiary) and substituting the following:

Immediate and heavy financial need shall be limited to: (i) expenses incurred or necessary for medical care that would be deductible under Code Section 213(a) (determined without regard to whether the expenses exceed the stated limit on adjusted gross income); (ii) the purchase (excluding mortgage payments) of a principal residence for the Participant; (iii) payment of tuition, related educational fees, and room and board expenses, for up to the next 12 months of postsecondary education for the Participant, his spouse, children, or dependents (as defined in Code Section 152 without regard to Code Sections 152(b)(1), (b)(2), and (d)(1)(B)); (iv) payments necessary to prevent the eviction of the Participant from, or foreclosure on the mortgage of, the Participant’s principal residence; (v) payments for funeral or burial expenses for the Participant’s deceased parent, spouse, child, or dependent (as defined in Code Section 152 without regard to Code Section 152(d)(1)(B)); (vi) expenses to repair damage to the Participant’s principal residence that would qualify for a casualty loss deduction under Code Section 165 (determined without regard to Code Section 165(h)(5) and whether the loss exceeds 10% of adjusted gross income); (vii) expenses and losses (including loss of income) incurred by the Employee on account of a disaster declared by the Federal Emergency Management Agency (FEMA) under the Robert T. Stafford Disaster Relief and Emergency Assistance Act, Public Law 100-707, provided that the Employee’s principal residence or principal place of employment at the time of the disaster was located in an area designated by FEMA for individual assistance with respect to the disaster; or (viii) any other distribution which is deemed by the Commissioner of Internal Revenue to be made on account of immediate and heavy financial need as provided in Treasury regulations.

Option 1 to apply the deemed necessary rule to a financial hardship withdrawal in the WITHDRAWAL BENEFITS SECTION of Article V is amended by striking the second and third paragraphs and substituting the following:

Such withdrawal shall be deemed necessary only if all of the following requirements are met: (i) the distribution is not in excess of the amount of the immediate and heavy financial need (including amounts necessary to pay any Federal, state, or local income taxes or penalties reasonably anticipated to result from the distribution), and (ii) the Participant has obtained all distributions, other than hardship distributions, currently available under all plans maintained by the Employer.

Any elective contributions or participant contributions, under this Plan or any other plans maintained by the Employer, that had been suspended due to a prior hardship withdrawal shall resume as of the first day of the Plan Year that begins after December 31, 2018.

This amendment is made an integral part of the aforesaid Plan and is controlling over the terms of said Plan with respect to the particular items addressed expressly herein. All other provisions of the Plan remain unchanged and controlling.

Unless otherwise stated on any page of this amendment, eligibility for benefits and the amount of any benefits payable to or on behalf of an individual who is an Inactive Participant on the effective date(s) stated above, shall be determined according to the provisions of the aforesaid Plan as in effect on the day before he became an Inactive Participant.

Signing this amendment, the Employer, as plan sponsor, has made the decision to adopt this plan amendment. The Employer is acting in reliance on its own discretion and on the legal and tax advice of its own advisors, and not that of any member of the Principal Financial Group or any representative of a member company of the Principal Financial Group.

Signed this     day of     ,     . By

Title